Exhibit 8.1
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                            Significant Subsidiaries




Gemplus S.A., a French corporation
Gemplus GmbH, a German corporation
Gemplus Limited, a British corporation
Gemplus Microelectronics S.A., a French corporation
Gemplus Technologies Asia Limited, a Singapore corporation
Gemplus Microelectronics Asia Limited, a Singapore corporation
Tianjin Gemplus Smart Card Company Limited, a Chinese corporation
Gemplus Tianjin New Technologies Company Limited, a Chinese corporation Gemplus Corporation, a Delaware corporation
Gemplus Card International de Mexico S.A. de C.V., a Mexican corporation Gemplus Finance S.A., a Luxembourg corporation
Zenzus Holdings Limited, a Gibraltar corporation